Exhibit 99.1

NEWS BULLETIN FROM:	RE:	2101 Faraday Ave. Carlsbad, CA 92008 (760) 603-9120 Nasdaq: VMTIC

FOR FURTHER INFORMATION

AT VISTA MEDICAL TECHNOLOGIES:	AT FINANCIAL RELATIONS BOARD:

John R. Lyon

Tony Rossi

President	Investor and Media Contact
jlyon@vistamt.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 407-6563

FOR IMMEDIATE RELEASE

May 27, 2004

VISTA MEDICAL ANNOUNCES COMPLETION OF PRIVATE PLACEMENT

CARLSBAD, CA, May 27, 2004 – Vista Medical Technologies, Inc., (NASDAQ: VMTIC), today announced that it has completed a private placement of common stock and warrants to selected institutional and accredited investors.  The investment round was led by MedCap Management and Research LLC.   Dawson James Securities through ViewTrade Financial acted as exclusive financial advisor to, and as sole placement agent for, Vista Medical.

The Company sold 5,454,544 units of its securities for $0.85 per unit, each unit consisting of one share of common stock and one warrant to purchase one-half share of common stock, for aggregate gross proceeds of approximately $4.6 million or $4.1 million net of expenses.  The warrants are exercisable at a price of $0.95 per share.  The terms of this financing were approved at the annual meeting of Vista Medical’s stockholders held May 24, 2004.

The Company has agreed to file a registration statement covering the shares of common stock and the common stock underlying the warrants on or before June 25, 2004.

The Company intends to use substantially all of the net proceeds from the private placement to fund the development of its morbid obesity disease state management business.  In addition, with the funds from this private placement, the Company’s shareholders’ equity balance stands at approximately $4.2 million, which the Company believes results in regained compliance with all requirements for continued listing on the Nasdaq SmallCap Market, including the $2,500,000 shareholders’ equity minimum requirement.  As a result, the Company believes its common stock will continue to be listed on the Nasdaq SmallCap Market under an exception granted by the Nasdaq Listing Qualifications Panel.  That Panel will continue to monitor the Company’s ongoing compliance with the minimum shareholders’ equity threshold until the Company has evidenced compliance with that requirement via a publicly filed balance sheet and demonstrated an ability to sustain compliance with the minimum

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

shareholders’ equity requirement over the long term.  To demonstrate continued compliance the Company must file forms 10-Q for the quarters ending June 30 and September 30, 2004, evidencing the Company’s continued compliance with the $2,500,000 shareholders’ equity requirement.

President and Chief Executive Officer of Vista Medical, John R. Lyon, said:  “We are very pleased to have completed this private placement which provides us with the necessary capital to continue development of our company as a pure-play in the disease state management of morbid obesity.  We have a newly strengthened management team in place, with top level experience in the clinical, administrative and operational aspects of managed care, hospital systems, health care consulting and, specifically, obesity program management.  We look forward to a full-scale launch of our obesity disease state management business model at the Annual Meeting of the American Society for Bariatric Surgery, to be held in San Diego from June 12-16, 2004.”

Vista Medical Technologies, Inc.

Our business is focused exclusively on the disease state management of morbid obesity, through our wholly-owned subsidiary, VOW Solutions, Inc.  We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients.  We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.vistamt.com; our morbid obesity disease state management website is www.vowsolutionsinc.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  Vista Medical Technologies is traded on the Nasdaq SmallCap Market under the stock symbol VMTIC.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s efforts to attain and maintain the continued listing requirement for Shareholders’ Equity on the Nasdaq stock exchange; the success of the Company’s appeal to the Nasdaq Listing Qualifications Panel; the Company’s ability to raise additional capital to fund our operations and execute our business plan; the Company’s ability to penetrate the market for obesity surgery management services; customer acceptance of our products and services.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our most recent quarterly report on form 10-Q.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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